Exhibit 99.1

Nanometrics Incorporated	Tel: 408.545.6000
1550 Buckeye Drive	Fax: 408.232.5910
Milpitas, CA 95035	www.nanometrics.com

News Release

Investor Relations Contact:	Company Contact:
Claire McAdams	James Moniz, CFO
Headgate Partners LLC	Nanometrics Incorporated
530.265.9899, 530.265.9699 fax	408.545.6145, 408.521.9370 fax
email: claire@headgatepartners.com	email: jmoniz@nanometrics.com

Nanometrics Reports First Quarter Financial Results

MILPITAS, Calif., April 30, 2009 — Nanometrics Incorporated (Nasdaq: NANO), a leading supplier of advanced process control metrology systems used primarily in the manufacturing of semiconductors, solar photovoltaics and high-brightness LEDs, today announced financial results for its first quarter ended March 28, 2009.

Commenting on the first quarter results, president and chief executive officer Dr. Timothy J. Stultz said, “Severe reductions in semiconductor capital equipment spending resulted in a sharp decline in our quarterly revenues. However, our service and upgrade business, as well as our product sales into the high-brightness LEDs and solar photovoltaics markets, have showed continued strength and resilience during this unprecedented decline in memory and logic fab spending.”

“While we are beginning to see signs that business is improving in the semiconductor industry, and that the first quarter may indeed be the trough quarter for capital spending, we will continue to take steps to further reduce our expenses and cost structure until such time as visibility, certainty and lead times improve,” commented Dr. Stultz. “For five straight quarters we have reduced our ongoing operating expenses and driven down our cash break-even revenue level. Continued cost reduction actions taken in the first quarter of the year and those planned for the current quarter will further drive down operating expenses and our cash break-even level.”

“While we are steadfast in our commitment to reduce and manage expenses, we are equally committed to our investments in new products, technologies and applications which will be the fuel for growth when spending in our industry resumes,” added Dr. Stultz. “We are very encouraged by the performance of, and customer reception to, our latest product offerings, and expect to emerge from this downturn with a stronger and increased position within our served markets.”

First Quarter 2009 Summary

Revenues were $10.1 million, down 51% from $20.5 million in the fourth quarter of 2008 and down 71% from $34.7 million in the first quarter of 2008. Gross margin was 28.3%, down from 42.1% for the prior quarter and 45.6% in the year-ago period, reflecting decreased factory absorption as a result of decreased sales volume. Operating expenses totaled $11.9 million, including a $0.7 million restructuring charge relating to workforce reductions in the quarter, representing a decrease of 2% from the prior quarter and 29% from the year-ago period.

The net loss was $10.6 million, or $0.58 per share. This compares to a net loss of $2.6 million, or $0.14 per share, in the fourth quarter of 2008 and a net loss of $0.7 million, or $0.04 per share, in the first quarter of 2008. The net loss for the first quarter included $0.3 million of stock-based compensation expenses and $0.7 million of restructuring charges, compared $0.9 million and $0.9 million, respectively, in the first quarter of 2008. The net loss also included a foreign currency charge of $1.3 million associated with a reclassification of our intercompany loans with Japan at the end of fiscal 2008 as well as the weakening of the Japanese yen during the quarter.

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Nanometrics Incorporated	Tel: 408.545.6000
1550 Buckeye Drive	Fax: 408.232.5910
Milpitas, CA 95035	www.nanometrics.com

Earnings (loss) before interest, income taxes, depreciation and amortization excluding certain items such as asset impairment, restructuring and acquisition-related charges (“EBITDA”) for the first quarter was ($6.9) million, compared to ($2.0) million for the fourth quarter of 2008 and $2.5 million for the first quarter of 2008.

Conference Call Details

A conference call to discuss the first quarter 2009 results will be held today at 4:45 p.m. EDT (1:45 p.m. PDT). To participate in the conference call, the dial-in numbers are 800-435-1398 for domestic callers and 617-614-4078 for international callers. The passcode is 18283705. A live and recorded webcast will be made available on the investor page of the Nanometrics website at www.nanometrics.com.

Use of Non-GAAP Financial Information

Financial results such as EBITDA that exclude certain charges and special items are not in accordance with U.S. Generally Accepted Accounting Principles (GAAP). Management uses EBITDA, which excludes costs associated with acquisitions, asset impairments, restructuring and other special items, to evaluate the company’s operating and financial results. The company believes the presentation of EBITDA is useful to investors for analyzing ongoing business trends, comparing performance to prior periods, and enhancing the investor’s ability to view the company’s results from management’s perspective. A table presenting a reconciliation of GAAP results to EBITDA is included at the end of this press release.

About Nanometrics

Nanometrics is a leader in the design, manufacture and marketing of high-performance process control metrology systems used primarily in the manufacturing of semiconductors, solar photovoltaics and high-brightness LEDs, as well as by customers in the silicon wafer and data storage industries. Nanometrics standalone and integrated metrology systems measure various thin film properties, critical dimensions, overlay control and optical, electrical and material properties, including the structural composition of silicon, compound semiconductor and photovoltaic devices, during various steps of the manufacturing process. These systems enable device manufacturers to improve yields, increase productivity and lower their manufacturing costs. The company maintains its headquarters in Milpitas, California, with sales and service offices worldwide. Nanometrics is traded on NASDAQ Global Market under the symbol NANO. Nanometrics’ website is http://www.nanometrics.com.

Forward Looking Statements

This press release contains forward-looking statements including, but not limited to, statements regarding Nanometrics’ cost structure and expected results for its most recently completed fiscal quarter, which remain subject to adjustment in connection with the preparation of Nanometrics’ financial statements and periodic report on Form 10-Q for the quarter ended March 28, 2009. For additional information and considerations regarding the risks faced by Nanometrics, see its annual report on Form 10-K for the year ended December 27, 2008 as filed with the Securities and Exchange Commission, as well as other periodic reports filed with the SEC from time to time. Although Nanometrics believes that the expectations reflected in the forward-looking statements are reasonable, Nanometrics cannot guarantee future results, levels of activity, performance or achievements. Nanometrics disclaims any obligation to update information contained in any forward-looking statement.

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Nanometrics Incorporated	Tel: 408.545.6000
1550 Buckeye Drive	Fax: 408.232.5910
Milpitas, CA 95035	www.nanometrics.com

NANOMETRICS INCORPORATED

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

	March 28, 2009	December 27, 2008
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$16,896	$23,980
Accounts receivable, net of allowances of $731 and $309	10,262	17,143
Inventories	32,597	31,583
Inventories - delivered systems	189	205
Prepaid expenses and other	2,113	1,838
Deferred income tax assets	337	350

Total current assets	62,394	75,099
Property, plant and equipment, net	39,518	40,136
Intangible assets, net	6,532	6,901
Other assets	1,598	1,718

Total assets	$110,042	$123,854

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Revolving line of credit	$—	$—
Accounts payable	4,513	4,824
Accrued payroll and related expenses	2,846	3,435
Deferred revenue	705	1,701
Other current liabilities	4,285	5,800
Income taxes payable	1,026	1,187
Current portion of debt obligations	390	413

Total current liabilities	13,765	17,360
Other long-term liabilities	784	644
Debt obligations due after one year	12,995	13,083

Total liabilities	27,544	31,087
Stockholders’ equity
Common stock, $0.001 par value; 47,000,000 shares authorized; 18,417,770 and 18,413,054, respectively, outstanding	18	18
Additional paid-in capital	190,243	189,927
Accumulated deficit	(107,275)	(96,643)
Accumulated other comprehensive income / (loss)	(488)	(535)

Total stockholders’ equity	82,498	92,767

Total liabilities and stockholders’ equity	$110,042	$123,854

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Nanometrics Incorporated	Tel: 408.545.6000
1550 Buckeye Drive	Fax: 408.232.5910
Milpitas, CA 95035	www.nanometrics.com

NANOMETRICS INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 28, 2009	March 29, 2008
Net revenues:
Products	$4,940	$27,929
Service	5,117	6,799

Total net revenues	10,057	34,728
Costs of net revenues:
Cost of products	3,695	13,662
Cost of service	3,516	5,238

Total costs of net revenues	7,211	18,900

Gross profit	2,846	15,828
Operating expenses:
Research and development	3,239	4,255
Selling	3,615	4,839
General and administrative	3,972	5,524
Amortization of intangible assets	369	1,285
Restructuring charge	689	870

Total operating expenses	11,884	16,773

Loss from operations	(9,038)	(945)
Other income (expense):
Interest income	15	98
Interest expense	(266)	(77)
Other, net	(1,359)	454

Total other income (expense), net	(1,610)	475

Loss before income tax expense	(10,648)	(470)
Income tax expense (benefit)	(19)	254

Net loss	$(10,628)	$(724)

Net loss per share:
Basic	$(0.58)	$(0.04)

Diluted	$(0.58)	$(0.04)

Shares used in per share computation:
Basic	18,415	18,590

Diluted	18,415	18,590

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Nanometrics Incorporated	Tel: 408.545.6000
1550 Buckeye Drive	Fax: 408.232.5910
Milpitas, CA 95035	www.nanometrics.com

NANOMETRICS INCORPORATED

RECONCILIATION OF GAAP RESULTS TO EBITDA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 28, 2009	March 29, 2008
Income (loss) from operations	$(9,038)	$(945)
Adjustments:
Amortization of intangible assets	369	1,285
Depreciation	763	989
Amortization of demonstration systems	285	285
Restructuring charge	689	870

Earnings (loss) before interest, income taxes, depreciation and amortization excluding certain items (“EBITDA”)	$(6,932)	$2,484

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